                                                                   EXHIBIT 10.7



                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN


                                  MAXCO, INC.


                                      AND


                            LACY DISTRIBUTION, INC.


                                      AND


                            LDI, LTD., AS GUARANTOR

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into this 5th day of June, 1996, by and among Lacy Distribution, Inc., an Indiana corporation ("Buyer"), Maxco, Inc., a Michigan corporation ("Maxco"), which is the owner of four million forty-five thousand (4,045,000) of the issued and outstanding shares of common stock, no par value, of FinishMaster, Inc., a Michigan corporation ("FinishMaster"), and LDI, Ltd., an Indiana limited partnership ("LDI"). FinishMaster and its consolidated subsidiary are sometimes referred to collectively herein as the "Consolidated Companies."

     WHEREAS, Buyer desires to purchase from Maxco, and Maxco desires to sell to Buyer, all of the issued and outstanding shares of common stock of FinishMaster owned by Maxco (the "Shares") upon the terms and subject to the conditions set forth herein and to consummate the other transactions contemplated hereby (the "Stock Purchase");

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     As used in this Agreement the following terms shall have the meanings specified:

     "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 4.8 hereof.

     "ANTITRUST IMPROVEMENTS ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules promulgated thereunder.

     "BLUE SKY LAWS" shall have the meaning set forth in Section 1.3 of Exhibit A attached hereto.


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     "CLOSING" shall have the meaning set forth in Section 2.2 hereof.

     "CLOSING DATE" shall mean July 9, 1996 or, if the required waiting period under the Antitrust Improvements Act has not yet expired on that date, a date which is seven (7) days after the expiration of the waiting period under the Antitrust Improvements Act, subject to the requirement that in no event may the Closing Date precede the date as of which all of the conditions in Articles V and VI have been satisfied or waived.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

     "CONFIDENTIALITY COVENANT" shall have the meaning set forth in Section
4.10 hereof.

     "CONSENT" shall mean any approval, consent, ratification, permission, waiver or other required authorization (including any Governmental Authorization).

     "CONSOLIDATED COMPANIES" shall mean FinishMaster and its consolidated subsidiary, which subsidiary is identified on Exhibit C.

     "CONTRACT" shall mean any agreement, contract, instrument, indenture, note, bond, mortgage, lease, permit, concession, franchise, license, guaranty, power of attorney, commitment, promise, assurance, obligation or undertaking, whether written or oral.

     "DAMAGES" shall have the meaning set forth in Section 8.3 hereof.

     "EMPLOYEE PLANS" shall have the meaning set forth in Section 1.10 of Exhibit A attached hereto.

     "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equity, trust, equitable interest, right of possession, lease tenancy, license, Order, proxy, option, right of first refusal or, in the case of any security, any restriction on the use, voting, transfer, receipt of income or other exercise of any other attribute of ownership of such security.




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     "ENVIRONMENTAL LAWS" include without limitation the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 U.S.C.
Section  9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section
2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 9601 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; Federal Insecticide, Fungicide and Rodentcide Act, 7 U.S.C. Section 136 et seq.; Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101 et seq.; and the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; all regulations promulgated under the foregoing statutes; and all other Legal Requirements relating to the environment or Hazardous Materials.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

     "FINISHMASTER PERSONNEL" shall have the meaning set forth in Section 4.1(b)(iii)(A) hereof.
"FINISHMASTER OFFICERS" means Max A. Coon, Ronald P. White, Michael J. Siereveld, Christopher R. Banner, Roger A. Sorokin, Eric L. Cross and Vincent Shunsky.

     "GOVERNMENTAL AUTHORIZATION" shall mean any permit, license, franchise, approval, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement.

     "HAZARDOUS MATERIALS" shall mean hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants,"


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


"contaminants," "radioactive materials" (including, but not limited to, isotopes), or other similar designations in, or otherwise subject to regulation under, any Environmental Laws, and any other substances, constituents or wastes subject to environmental regulation under any applicable Legal Requirement.

     "INTELLECTUAL PROPERTY RIGHTS" shall have the meaning set forth in Section
1.14 of Exhibit A attached hereto.

     "INTERCOMPANY AGREEMENT" shall have the meaning set forth in Section 4.7 hereof.

     "INTERCOMPANY DEBT" shall mean all debt of the Consolidated Companies to Maxco or any Maxco Affiliate.

     "INTERCOMPANY RECEIVABLES" shall mean all debt of Maxco or any Maxco Affiliate to the Consolidated Companies.

     "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, bill, act, enactment, constitution, resolution, proposition, initiative, canon, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, guideline or interpretation issued, enacted, adopted, passed, approved, ratified, endorsed, promulgated, made, entered, rendered, published or implemented by or under the authority of any governmental body or by the eligible voters of any jurisdiction.

     "MATERIAL ADVERSE EFFECT" shall mean any change or changes, effect or effects, event or events, or condition or conditions that, to the extent not adequately covered by insurance or appropriate reserves previously established on the books of the Consolidated Companies in the ordinary course of business in accordance with their normal practice, individually or in the aggregate are or are reasonably likely to be materially adverse to the business, operations or financial condition of the Consolidated Companies taken as



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

a whole, by a dollar amount in excess of $500,000; provided, however, that normal recurring seasonal variations in operating results, usual and ordinary course of business changes recorded in a customary manner on the books and records of the Consolidated Companies consistent with past practice shall not be deemed to be such change(s), effect(s) or condition(s).

     "MATERIAL ENVIRONMENTAL EVENT" shall mean an event or events, effect or effects or condition or conditions that, individually or in the aggregate, are or are reasonably likely to result in the Consolidated Companies incurring fines, penalties or Damages in the amount of $50,000.00 or more.

     "MAXCO AFFILIATE" shall mean any Person, other than the Consolidated Companies, which controls, is controlled by, or is under common control with, Maxco.

     "MAXCO'S KNOWLEDGE", "to the knowledge of Maxco", "to the best of Maxco's knowledge", or words of similar import, shall mean the knowledge, assuming reasonable investigation, of any of the officers of Maxco or any of the FinishMaster Officers.

     "MAXCO GUARANTIES" shall have the meaning set forth in Section 8.5 hereof.

     "MAXCO PORTION" shall have the meaning set forth in Section 8.3 hereof.

     "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

     "MOST RECENT FINANCIAL STATEMENTS" mean the financial statements filed with the annual report on Form 10-K of FinishMaster for the period ended March 31, 1996.

     "MULTIPLE EMPLOYER PENSION PLAN" shall have the meaning set forth in
Section 1.10 of Exhibit A attached hereto.

     "NON-COMPETITION AGREEMENT" shall have the meaning set forth in Section
4.12 hereof.

     "ORDER" shall mean any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by

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any court, administrative agency or other governmental body or by any arbitrator.

     "PBGC" shall have the meaning set forth in Section 1.10 of Exhibit A attached hereto.

     "PENSION PLAN" shall have the meaning set forth in Section 1.10 of Exhibit A attached hereto.

     "PERSON" shall mean any individual, corporation or other entity or governmental body.

     "PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, administrative agency or other governmental body or arbitrator.

     "PURCHASE PRICE" shall have the meaning set forth in Section 2.1 hereof.

     "SEC" shall mean the Securities and Exchange Commission.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended from time to time, or any successor law.

     "SECURITIES DOCUMENTS" shall have the meaning set forth in Section 1.4 of Exhibit A attached hereto.

     "SHARES" shall mean the issued and outstanding shares of common stock, no par value, of FinishMaster owned beneficially and of record by Maxco.

     "SHORT-TERM PAYABLES" shall have the meaning set forth in Section 4.7 hereof.

     "STOCK PURCHASE" shall mean the purchase of the Shares at Closing.

     "SUBSIDIARY" shall have the meaning set forth in Section 1.1 of Exhibit A attached hereto.

     "SUBSIDIARY SHARES" shall have the meaning set forth in Section 1.1 of Exhibit A attached hereto.

     "TAKEOVER STATUTES" shall mean the Michigan Control Share Acquisition Law and the Michigan Business Combination Law, codified at Section Section
450.1790 to 450.1799 and Section Section  450.1775 to 450.1783,

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respectively, of the Michigan Business Corporation Act.

     "TAX" (and, with correlative meaning, "Taxes" and "Taxable") shall mean
(A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, fuel, third structure, ad valorem, franchise, profits, license, lease, use, withholding, payroll, employment, excise, severance, property, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, customs, duties, or other tax of any kind whatsoever, including any estimates thereof, together with any interest or any penalty, addition to tax or additional amount imposed by any domestic or foreign governmental body, (B) any penalties, interest, or other additions for the failure to collect, withhold or pay over any of the foregoing, or to accurately file any return (including without limitation, any information return, declaration or estimate) with respect to the foregoing, and (C) liability for the payment of any Tax of an affiliated, consolidated, combined or unitary group.

     "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, schedule, notice, notification, form, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  [remainder of page intentionally left blank]


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

                                   ARTICLE II

                             SALE OF STOCK; CLOSING

     SECTION 2.1. PURCHASE AND SALE. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, on the Closing Date, Maxco shall sell and Buyer shall purchase the Shares. In full payment for the Shares, Buyer will pay Maxco $11.50 per Share, or an aggregate purchase price of $46,517,500 (the "Purchase Price"), at the Closing by wire transfer of immediately available funds to such account as Maxco shall designate in writing on or before the Closing.

     SECTION 2.2. TIME AND PLACE OF CLOSING. The consummation of the Stock Purchase (the "Closing") shall take place on the Closing Date at 10:00 A.M., Indianapolis time, at the offices of Barnes & Thornburg in Indianapolis, Indiana, or at such other place or time as the parties may agree upon in writing. The parties agree that if the Closing Date is prior to July 15, 1996, the consummation of the Stock Purchase will be deemed effective as of July 1, 1996, and if the Closing Date is later than July 15, 1996, the consummation of the Stock Purchase will be deemed effective as of the end of the month in which the Closing occurs.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF MAXCO. Maxco represents and warrants to Buyer the representations and warranties contained in the attached Exhibit A, which representations and warranties are incorporated herein by reference.

     SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Maxco

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



the representations and warranties contained in Exhibit B, which representations and warranties are incorporated herein by reference.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

     SECTION 4.1. CONDUCT OF MAXCO AND CONSOLIDATED COMPANIES. During the period from the date of the final signing hereof to the Closing Date:

     (a) Operations in the Ordinary Course of Business. Maxco shall cause the Consolidated Companies to conduct their operations in accordance with their ordinary and usual course of business, in a manner consistent with past practice, and to pay their respective obligations as they become due. Maxco shall cause each of the Consolidated Companies to use all reasonable efforts to preserve intact its business organization and to maintain its assets and properties, and all insurance and claims reserves, in a manner consistent with past practice and in accordance with applicable Legal Requirements.

     (b) Forbearances by Maxco and the Consolidated Companies. Except with the written consent, or at the written request, of Buyer, Maxco shall not cause or permit either of the Consolidated Companies, directly or indirectly, to:

           (i)(A) amend its Articles of Incorporation or Bylaws; (B) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock; (C) effect any split, combination or other similar change in the outstanding shares of its capital stock, (D) redeem, purchase or otherwise acquire any shares of capital stock or other securities, or (E) settle or compromise any Proceeding for an amount in excess of $25,000 to which either of the Consolidated Companies or its assets is a party;




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           (ii)(A) issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock of either of the Consolidated Companies; (B) sell, lease or otherwise dispose of any assets or properties which are material to either of the Consolidated Companies, provided, that Buyer shall not, upon receipt of due notice, unreasonably withhold its consent to the sale, lease or disposition of assets or properties in connection with the closing, relocation or consolidation of retail stores by the Consolidated Companies in the ordinary course of business and consistent with past practice; (C) waive, release, grant or transfer any rights of material value under, or otherwise modify or change, any material Contract; (D) further encumber, mortgage or pledge any assets or properties of the Consolidated Companies, except for any granting of a security interest in assets acquired in acquisitions of retail stores to secure payment under promissory notes or other instruments delivered in connection therewith, consistent with past practice of the Consolidated Companies, provided that the amounts so secured do not exceed the value or purchase price of such assets; (E) foreclose on or accept a deed in lieu of foreclosure with respect to any real property of the Consolidated Companies; (F) enter into any sale and leaseback transaction; (G) serve as a credit provider by extending any credit to any Person (other than committed advances required under existing credit facilities or extensions of credit to customers in the ordinary course of business and consistent with past practice), or enter into any new credit agreement with any Person (other than special credit arrangements with suppliers to effect preferred buying arrangements in the ordinary course of business and consistent with past practice), or extend or renew any existing credit facility with any Person; or (H) utilize current assets or any borrowings to prepay or retire any form of long-term debt except (i) in accordance with scheduled debt repayment, and (ii) to repay the amounts outstanding on the revolving credit facility of the Consolidated Companies.



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           (iii)(A) except as provided in Schedule 4.1(b)(iii)(A), grant any general increase in the compensation of directors or officers of FinishMaster (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable to, or to become payable to, any director or officer of FinishMaster, (B) enter into any collective bargaining agreement, (C) adopt any new Employee Plan (as defined in Section 1.10 of Exhibit A), whether formal or informal, or increase in any manner the compensation or benefits (other than compensation increases in accordance with its customary compensation practices and related changes in benefits) of any of its present or former directors, officers or any other persons employed by or otherwise performing services for either of the Consolidated Companies (the "FinishMaster Personnel"), or pay or agree to pay any pension or retirement allowance not required by any existing employment agreement or Employee Plan to any such present or former directors, officers, or other members of FinishMaster Personnel (it being understood that FinishMaster may continue to meet its obligations to James F. White pursuant to the terms of that certain Deferred Compensation Agreement dated April 1, 1977 and the Retirement Agreement described in Schedule 1.12), or commit itself to an employment agreement or Employee Plan with or for the benefit of any present or former director, officer, employee, consultant or other Person, or alter, amend, terminate in whole or in part, or curtail or permanently discontinue any Employee Plan, (D) make or commit to make (x) any expenditure for any capital asset or equipment in an individual amount equal to or greater than $100,000, or (y) any capital expenditures in connection with the acquisition of retail stores, except as disclosed in Schedule 4.1(b)(iii)(D)(y), or (E) incur or otherwise become liable for any material indebtedness, other than (i) indebtedness incurred in connection with the acquisition of retail stores approved pursuant to (D) above and consistent with past practice of the Consolidated Companies, provided that such indebtedness does not exceed the purchase price for such



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
      acquisition and is secured only by a lien on assets acquired therein or (ii) indebtedness incurred for working capital requirements if done in the ordinary course of business and consistent with past practice; or

           (iv) enter into any agreement or commitment to do or permit any of the actions described in clauses (i) through (iii) which are prohibited by or require the prior written consent of Buyer pursuant to this Section 4.1.



     SECTION 4.2. OBTAINING, CONSENTS AND CONDITIONS TO CLOSING.

     (a) Obtaining Consents. Between the date of the final signing of this Agreement and the Closing Date, each party shall use its best efforts, and shall cooperate with the other party in taking all steps necessary, promptly to
(i) make any filing (including a filing under the Antitrust Improvements Act which requests early termination of the waiting period thereunder) and (ii) obtain any required Consents necessary for the consummation of the Stock Purchase, or that may thereafter be reasonably necessary to effect the transfer, grant or renewal of any other licenses, approvals and Government Authorizations. Buyer shall pay all filing fees required in connection with filings of Maxco and Buyer under the Antitrust Improvements Act. All other expenses incurred by Maxco in connection with filings or Consents made or obtained by Maxco or the Consolidated Companies shall be borne by Maxco. All other expenses incurred by Buyer in connection with filings or Consents made or obtained by Buyer shall be borne by Buyer.

     (b) Conditions to Closing. Each of Maxco and Buyer shall use all reasonable efforts to cause its representations and warranties in this Agreement to be true and correct as of the Closing Date, and to cause each condition to Closing which is reasonably within its control to be satisfied.

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     SECTION 4.3. TAX PROVISIONS.  (a)  All Taxes and fees (including any penalties and interest) incurred by Maxco or the Consolidated Companies in connection with the sale of the Shares by Maxco shall be paid by Maxco. Maxco will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

     (b) Buyer and Maxco agree to cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Consolidated Companies as is reasonably necessary for the filing of any Tax Return, and for the preparation for any Proceeding relating to any proposed adjustment. Buyer and Maxco agree to cause to be retained all books and records pertinent to the Consolidated Companies until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the observance of any record retention agreements entered into with any governmental body. Buyer and Maxco agree to cause the Consolidated Companies to give each of them reasonable notice prior to discarding or destroying any such books and records relating to Tax matters for the Consolidated Companies and to deliver to each of them, upon request, such books and records. Buyer and Maxco shall cooperate with each other in the conduct of any Proceedings involving the Consolidated Companies for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 4.3(b).

     SECTION 4.4. TERMINATION OF EXISTING TAX SHARING AGREEMENTS. Any and all existing Tax sharing agreements between the Consolidated Companies and Maxco shall be terminated as of the Closing Date. After such date neither the Consolidated Companies nor Maxco shall have any further rights or liabilities thereunder.

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



     SECTION 4.5. ACCESS AND INVESTIGATION. During the period from the date of the final signing of this Agreement to the Closing Date, Maxco shall, and shall cause each of the Consolidated Companies and its officers, employees, agents and representatives to, afford Buyer and its representatives (including legal counsel, financial and other advisors, consultants and independent accountants) reasonable access during normal business hours to members of FinishMaster Personnel, properties (including, but not limited to, the ability to perform environmental assessments), Contracts, books and records and other documents and data (including, but not limited to, documents and data maintained by Maxco) in order to confirm the accuracy of the representations and warranties contained herein.

     SECTION 4.6. FURTHER ASSURANCES. Maxco and Buyer agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably appropriate to carry out the terms of this Agreement. Maxco and Buyer further agree that they will not take any action that will materially impede or delay the consummation of the Stock Purchase.

     SECTION 4.7. INTERCOMPANY ACCOUNTS. Except as otherwise expressly provided in this Agreement, Maxco covenants to Buyer that all intercompany transactions between Maxco and any Maxco Affiliates, on the one hand, and the Consolidated Companies, on the other hand, including without limitation the Inter-Company Agreement dated December 31, 1993 (the "Inter-Company Agreement") and all rights and obligations thereunder, shall terminate no later than the Closing; provided, however, that amounts which are due and owing to Maxco by the Consolidated Companies for the portion of shared insurance costs and other costs accrued as of the Closing Date and attributable to the Consolidated Companies in the ordinary course

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


of business and consistent with past practice   (the "Short Term Payables")
shall be paid to Maxco as soon as practicable after the Closing Date, in the ordinary course of business and consistent with past practice. At or immediately prior to the Closing, Maxco shall cause the Consolidated Companies to repay in full all indebtedness owed by them to Maxco, and Maxco Affiliates (other than the Short-Term Payables), and Maxco and Maxco Affiliates shall repay in full all indebtedness owed to the Consolidated Companies, so that as of the Closing Date there shall be no Intercompany Receivables or Intercompany Debt (other than the Short-Term Payables).

        SECTION 4.8. NEGOTIATIONS WITH OTHERS. (a) During the period from the date of the final signing of this Agreement to the Closing Date, or until such date as this Agreement may be terminated in accordance with Article VII, neither Maxco nor any of its directors, officers, agents or associates nor any investment banking firm or financial advisor retained by or acting on behalf of Maxco shall, directly or indirectly, solicit or initiate discussions with, or agree with, any Person (other than Buyer) concerning any possible proposal regarding a sale or purchase of the Shares or a merger, consolidation, sale or purchase of assets or other similar transaction directly or indirectly involving either of the Consolidated Companies or any subsidiary, division or major asset of either of the Consolidated Companies (each, an "Acquisition Proposal"). Further, during such period and subject to the fiduciary duties of the directors of Maxco as set forth in clause (b) below, neither Maxco nor any of its subsidiaries nor any of their directors, officers, agents or associates nor any investment banking firm or financial advisor retained by or acting on behalf of Maxco or any Maxco Affiliate shall, directly or indirectly, without the prior written consent of Buyer, engage in negotiations with, or provide any information (other than publicly available information) to, any Person (other than Buyer) concerning any Acquisition Proposal. In the event that Maxco receives any request for information or any unsolicited Acquisition Proposal, Maxco shall promptly notify Buyer and shall furnish

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

Buyer a copy of any written communications with respect thereto.

     (b) Notwithstanding the foregoing, the Board of Directors of Maxco may accept a superior Acquisition Proposal which, in its good faith judgment, in the exercise of its fiduciary duties under applicable law and after consultation with qualified advisors, affords Maxco's shareholders substantially more valuable economic benefit than is afforded to them in the Stock Purchase.

     (c) Nothing contained herein or in the Confidentiality Covenant shall be construed to prohibit Maxco from making any disclosure which, in the judgment of its Board of Directors, on advice of its counsel, is required by law. Nothing contained herein or in the Confidentiality Covenant shall be construed to prohibit Buyer from making any disclosure which, in the judgment of its Board of Directors, on advice of its counsel, is required by law.

     SECTION 4.9. NOTIFICATION AND REMEDIES. Between the date of the final signing of this Agreement and the Closing Date, each party hereto shall promptly notify the other party (a) if it becomes aware of any fact or condition which makes materially untrue any representation, or materially breaches any warranty, made by the notifying or the notified party in this Agreement or (b) if it becomes aware of the occurrence after the date of the final signing of this Agreement, but prior to Closing, of any fact or condition that would (except as expressly contemplated by this Agreement) make materially untrue any such representation or materially breach any such warranty had such representation or warranty been made as of the time of such occurrence or discovery of such fact or condition. The party making such representations and warranties shall promptly commence using its best efforts to remedy any such misrepresentation or breach as soon as possible, and shall keep the other party apprised of the progress of all remedial actions.

     SECTION 4.10. CONFIDENTIALITY. Buyer and Maxco hereby acknowledge that they are parties to a

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

letter of intent dated as of December 15, 1995, paragraph 6 of which contains a covenant as to the treatment of certain confidential information (the "Confidentiality Covenant") and a Confidentiality Agreement, dated April 30, 1996. Except as otherwise provided herein, such covenant remains a binding obligation of each of Buyer and Maxco notwithstanding the execution of this Agreement.

     SECTION 4.11. FILINGS AND OTHER INFORMATION. Maxco has or shall provide Buyer with true, correct and complete copies of all of the following documents which relate to any date following, or any periods ending after, the date of the final signing of this Agreement, through the earlier of Closing or the date of termination of this Agreement: (i) all filings made by Maxco with the SEC,
(ii) any monthly, quarterly and annual financial statements (including without limitation balance sheet, income statement and statement of cash flows) for each of the Consolidated Companies and for the Consolidated Companies on a consolidated basis, and (iii) all notices and other documents mailed or otherwise distributed by Maxco or FinishMaster, respectively, to its shareholders; all within three (3) days after the date of filing, preparation, mailing or distribution thereof.

     SECTION 4.12. NON-COMPETITION AGREEMENT. Maxco and certain individuals identified in Exhibit D hereto shall, in consideration of an aggregate of $16,500,000, enter into a Non-Competition Agreement with the Consolidated Companies, in substantially the form attached hereto as Exhibit D, setting forth such parties' covenant not to compete with the Consolidated Companies for a period of five (5) years after the Closing Date. This amount will be paid as follows: (i) $12,000,000 will be due to Maxco at the Closing by wire transfer of immediately available funds to such account as Maxco shall designate in writing on or before the Closing, and (ii) an aggregate of $4,500,000 will be paid in five (5) equal annual installments commencing on the first anniversary of the Closing Date and on each of the following four anniversaries of the Closing Date.

     SECTION 14.3. MAXCO'S NET WORTH. Maxco covenants and agrees that from the date hereof and for a period of four (4) years after the Closing Date (the "Net Worth Covenant Period"), it shall maintain a tangible net worth of at least Ten Million Dollars ($10,000,000). Tangible net worth for this purpose shall be computed using generally accepted accounting principles, applied on a consistent basis. Maxco further covenants and agrees not to enter into any corporate transaction permitting any distribution that would reduce Maxco's tangible net worth below the required minimum set forth in this Section 14.3.

                                   ARTICLE V
                   CONDITIONS OF BUYER'S OBLIGATION TO CLOSE

     The obligation of Buyer to consummate the Stock Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by Buyer):

     SECTION 5.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF MAXCO. Each of the representations and warranties of Maxco contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect (and taking into account standards of materiality, where applicable) as though such representations and warranties had been made on and as of such date. Each of the covenants and agreements of Maxco to be performed on or before the Closing Date shall have been duly performed in all material respects. Buyer shall have received at the Closing a certificate to that effect dated the Closing Date and executed on behalf of Maxco by an authorized officer of Maxco.

     SECTION 5.2. FILINGS, CONSENTS, WAITING PERIODS. All Consents, Orders, filings, applications, notices, transfers, and other actions of any kind required with or from or any governmental body in connection with the consummation of the Stock Purchase shall have been filed, made or obtained. All applicable waiting periods shall have expired or been terminated, including but not limited to, any applicable waiting period under the Antitrust Improvements Act.

     SECTION 5.3. NO PENDING OR CERTAIN THREATENED LITIGATION. At the Closing Date, there shall be no Order of any nature of any court or governmental body which restrains or prohibits the consummation of the Stock Purchase, and no governmental body shall be threatening action of a substantial nature to restrain or prohibit the Stock Purchase.

     SECTION 5.4. CASUALTY LOSS. There shall not have occurred from the date of this Agreement to the Closing Date any damage or destruction or other casualty loss, if uninsured, with respect to the Consolidated Companies exceeding $500,000 in the aggregate.

     SECTION 5.5. CLOSING DOCUMENTS. In addition to any other documents required by this Agreement, Maxco shall deliver to Buyer at the Closing:

     (a) copies of the Articles of Incorporation of each of the Consolidated Companies certified as of recent date by the elected or appointed state official responsible for maintaining corporate records in its jurisdiction of incorporation;

     (b) the By-Laws of each of the Consolidated Companies, certified as of the Closing Date by their respective secretaries to be true and complete in all material respects;

     (c) certificates for the Shares, duly registered in the name of Buyer or its nominee by the transfer agent for the Shares;

     (d) all customer lists, books of account, personnel records, Tax Returns, computer records and other books and records maintained by Maxco in connection with the business of the Consolidated Companies to the extent they relate to the business of the Consolidated Companies;

     (e) a legal opinion of Warren, Price, Cameron, Faust & Asciutto, P.C., counsel to Maxco, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, to the effect that: Maxco has duly authorized, executed and delivered the Agreement, which is a legal, valid and binding agreement enforceable in accordance with its terms; and, to its knowledge, the delivery of the certificate for the Shares to Buyer, against payment therefor as provided in this Agreement, will pass good and marketable title to the Shares to Buyer free and clear of all Encumbrances.

     (f) the Non-Competition Agreement, duly executed by Maxco and the certain individuals identified on Exhibit D; and

     (g) such documents and other evidence as Buyer shall reasonably request to verify that the conditions to Closing set forth in this Agreement have been fulfilled and that the obligations of Maxco required to be performed on or before the Closing Date have been performed, such documents or evidence to be reasonably satisfactory to Buyer.

     SECTION 5.6. TERMINATION OF GUARANTIES. Any guaranties of any Contracts or obligations of Maxco or any Maxco Affiliate by either of the Consolidated Companies, or letters of credit provided by either of the Consolidated Companies for the benefit of Maxco or any Maxco Affiliate, shall be terminated and released as of the Closing Date.

     SECTION 5.7. FINISHMASTER BOARD ACTION. The Board of Directors of FinishMaster shall have taken all actions as are necessary to exempt FinishMaster and the Stock Purchase from the provisions of the

Takeover Statutes and to ensure that the Stock Purchase may be consummated on the terms contemplated hereby.

     SECTION 5.8 RESIGNATION OF CERTAIN DIRECTORS AND OFFICERS. At least a majority of the members of the board of directors of the Consolidated Companies shall have executed and delivered their resignation as directors of the Consolidated Companies, such resignations to be effective immediately upon the Closing, and Maxco shall have caused the persons designated by Buyer to be elected to fill the vacancies created by such resignations. In addition, each of Max A. Coon, Eric L. Cross, Richard G. Johns and Vincent Shunsky shall have executed and delivered his resignation as an officer of the Consolidated Companies, such resignation to be effective immediately upon the Closing.

                                   ARTICLE VI

                   CONDITIONS TO MAXCO'S OBLIGATION TO CLOSE

     The obligation of Maxco to consummate the Stock Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by Maxco):

     SECTION 6.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect (and taking into account standards of materiality, where applicable) as though such representations and warranties had been made on and as of such date. Each of the covenants and agreements of Buyer to be performed on or before the Closing Date shall have been duly performed in all material respects. Maxco shall have received at the Closing Date a certificate to that effect dated the Closing Date and executed on behalf of Buyer by an authorized officer of Buyer.

     SECTION 6.2. FILINGS, CONSENTS, WAITING PERIODS. All Consents, Orders, filings, applications, notices, transfers, and other actions of any kind required with or from any governmental body in connection with the consummation of the Stock Purchase shall have been filed, made or obtained. All applicable waiting periods shall have expired or been terminated, including but not limited to, any applicable waiting period under the Antitrust Improvements Act.

     SECTION 6.3. NO PENDING OR CERTAIN THREATENED LITIGATION. At the Closing Date, there shall be no Order of any nature of any court or governmental body which restrains or prohibits the consummation of the Stock Purchase, and no governmental body shall be threatening action of a substantial nature to restrain or prohibit the Stock Purchase.

     SECTION 6.4. CLOSING DOCUMENTS. In addition to any other documents required by this Agreement, the Buyer shall deliver to Maxco at the Closing:

     (a) the receipt of the funds as required by Section 2.1;

     (b) a legal opinion from Barnes & Thornburg, counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Maxco and its counsel, to the effect that: both the Buyer and LDI has duly authorized, executed and delivered the Agreement, which is a legal, valid and binding agreement enforceable in accordance with the terms; and

     (c) such documents and other evidence as Maxco shall reasonably request to verify that the conditions to Closing set forth in this Agreement have been fulfilled and that the obligations of Buyer required to be performed on or before the Closing Date have been performed, such documents or evidence to be reasonably satisfactory to Maxco.

                                  ARTICLE VII

                      TERMINATION, AMENDMENT AND EXTENSION

     SECTION 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written agreement of Maxco and Buyer;

     (b) by either Maxco or Buyer if the Closing shall not have occurred on or before August 1, 1996, unless the party seeking to terminate has been responsible for delaying the Closing;

     (c) by either Maxco or Buyer if the other breaches any of its representations and warranties or covenants set forth herein, and such breach has not been remedied to the reasonable satisfaction of non-breaching party within thirty (30) days after written notice of breach is delivered, or such breach is not capable of remedy even with breaching party's best efforts;

     (d) by Buyer or Maxco, if (i) the Stock Purchase shall violate any non-appealable final Order of any governmental body having competent jurisdiction or (ii) there shall be a Legal Requirement which makes the proposed Stock Purchase illegal or otherwise prohibited;

     (e) by Buyer, if there shall have occurred, since March 31, 1996, any change in or effect on the business of the Consolidated Companies or any occurrence, development or event of any nature, that has had, or may reasonably be expected to have, together with all such other changes and effects and any uncured breaches, a Material Adverse Effect; or

     (f) by either party (but if by Maxco, the terms of Section 10.4 shall be effective) if Maxco or FinishMaster accepts a superior Acquisition Proposal from any Person (other than Buyer) which in its good faith judgment, in the exercise of its fiduciary duties under applicable law and after consultation with qualified advisors, affords Maxco's shareholders substantially more valuable economic benefit than is afforded to them in the Stock Purchase.

     SECTION 7.2. EFFECT OF TERMINATION. In the event this Agreement is validly terminated in accordance with the provisions of Section 7.1 hereof, all further obligations of the parties hereunder (except as set forth below) shall terminate; provided, however, that if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of a misrepresentation or breach of warranty by another party or another party's failure to comply with its covenants or obligations under this Agreement, the party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, indemnification for Damages relating thereto, shall survive such termination unimpaired. Notwithstanding the foregoing provisions of this Section, the obligations of the parties hereto under the Confidentiality Covenant and the Confidentiality Agreement, this Section 7.2, Article VIII and
Article X, shall survive the termination of this Agreement.

     SECTION 7.3. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of Maxco and Buyer.


                                  ARTICLE VIII

                                INDEMNIFICATION

     SECTION 8.1. SURVIVAL. All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto.

     SECTION 8.2. TIME LIMITATIONS. If the Closing occurs, Maxco shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Closing Date, other than those set forth in Sections 1.2, 1.7 and 1.15 of
                                    -24-

Exhibit A, unless on or before the second anniversary of the Closing Date, Maxco is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Sections 1.2, 1.7 and 1.15 of Exhibit A may be made at any time. If the Closing occurs, Buyer shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Date, Buyer is given notice of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Maxco.

     SECTION 8.3. INDEMNIFICATION BY MAXCO. Maxco shall indemnify and hold harmless Buyer, and shall reimburse Buyer for, the Maxco Portion of any loss, liability, claim, damage, or expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages") arising from or in connection with (a) any inaccuracy in or breach of any of the representations and warranties of Maxco in this Agreement or in any certificate delivered by Maxco pursuant to this agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty; or (b) any failure by Maxco to perform or comply with any agreement in this Agreement. As used in this Agreement, with respect to any Damages, the "Maxco Portion" of such Damages shall be the percentage of such Damages equal to the proportion which the number of Shares bears to the total number of issued and outstanding shares of Common Stock of FinishMaster on the Closing Date, provided, however, that with respect to any Damages arising from or in connection with any breach of or inaccuracy in the representation and warranty contained in Section 1.7 of Exhibit A with respect to any period for which Maxco and either or both of the Consolidated Companies filed a consolidated Tax Return, the Maxco Portion shall be the total amount of such Damages, without regard to Maxco's percentage of Share ownership on the Closing Date.

      SECTION 8.4. INDEMNIFICATION BY MAXCO -- ENVIRONMENTAL MATTERS. Maxco shall indemnify and hold harmless Buyer, and shall reimburse Buyer for, the
Maxco   Portion of any Damages (as defined in Section 8.3, and including, but not limited to, costs of cleanup or other remediation) arising from or in connection with:

           (a) any and all liabilities imposed under any Environmental Law relating to the ownership, operation or condition on or prior to the Closing Date of any properties and assets (real, personal and mixed, tangible and intangible) in which Maxco or either of the Consolidated Companies has or had an interest that may result in it being responsible as an owner or operator under any Environmental Law, including but not limited to any cleanup, removal, containment or other remediation ("Cleanup") required by any applicable Environmental Law (whether or not such Cleanup has been required or requested by any governmental body or any other Person);

           (b) any and all liabilities imposed under any Environmental Law arising out of or relating to: (1) the ownership, operation or condition on or prior to the Closing Date of the properties and assets (real, personal and mixed, tangible and intangible) in which Maxco or either of the Consolidated Companies has or had an interest; or (2) any Hazardous Materials or other contaminants, wherever located, which were, or were allegedly, generated, transported, stored, treated, released or otherwise handled on or prior to the Closing Date by Maxco or either of the Consolidated Companies or by any Person for whose conduct either of the Consolidated Companies is responsible; and

           (c) any bodily injury (including but not limited to illness, disability or death, and regardless of when any such bodily injury shall have been incurred or occurred or manifested itself), personal injury, property damage (including but not limited to trespass, nuisance, wrongful eviction or deprivation of the use of real property) or other damage of or to any Person (including without limitation any employee or former employee of Maxco or either of the Consolidated Companies or any Person for whose conduct either of the Consolidated Companies is responsible), which in any way arises from or allegedly arises from any Hazardous Substance that was (i) present on or before the Closing Date on or at any facilities owned, leased or operated by either of the Consolidated Companies (or present on any other property, if such Hazardous Substance emanated from any of such facilities on or prior to the Closing Date) or (ii) released by either of the Consolidated Companies at any time on or prior to the Closing Date (it being understood that, for purposes of this Agreement, the "release" of Hazardous Materials shall not include (i) the handling, sale or delivery to customers of paints, thinners, solvents, sandpaper and other products which may contain Hazardous Materials, provided that such products are handled, sold or delivered in the ordinary course of business, or (ii) the disposal of: (x) waste generated as a process of mixing paints or (y) empty paint cans, provided that such waste and cans are disposed of in the ordinary course of business and in compliance with all Environmental Laws).

        Buyer and Maxco shall use their best efforts to cooperate with respect to any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 8.4. The procedure set forth in Section 8.8 shall apply to any third party claims relating to a matter covered by Section 8.4.
As soon as practicable after Buyer becomes aware of a condition, violation or other state of facts that Buyer reasonably expects to result in a claim for indemnity under this Section 8.4 (except as provided in the preceding sentence), Buyer will give notice to Maxco of such condition, violation or other state of facts; provided, however, that any failure to so notify Maxco shall not relieve Maxco of any liability that it may have to Buyer under this
Section 8.4, except to
the extent Maxco demonstrates that its indemnification liability hereunder is materially increased as a result of such failure to so notify.

     SECTION 8.5. INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Maxco, and shall reimburse Maxco for, any Damages arising from or in connection with (a) any inaccuracy in or breach of any of the representations and warranties of Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, or (b) any failure by Buyer to perform or comply with any agreement in this Agreement. In addition, Buyer shall indemnify and hold harmless Maxco from and against any Damages arising from or in connection with the failure of the Consolidated Companies to perform their obligations which are guaranteed by Maxco under the guaranties of debts of the Consolidated Companies by Maxco (the "Maxco Guaranties"), which Maxco Guaranties guarantee a portion of the debts of the Consolidated Companies disclosed in Schedule 1.6 in the aggregate principal amount of $7,508,637.04 as of March 31, 1996.

     SECTION 8.6. LIMITATIONS AS TO AMOUNT -- MAXCO. Maxco shall have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or clause (b) of Section 8.3, until the total of all Damages with respect thereto exceeds $500,000 and then only to the extent that such Damages exceed such sum. However, this Section shall not apply to (i) any misrepresentation or breach of warranty of which Maxco had knowledge or (ii) any intentional failure to perform or comply with any agreement in this Agreement, and Maxco shall be liable for all Damages with respect thereto.

     SECTION 8.7. LIMITATIONS AS TO AMOUNT -- BUYER. Buyer shall have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or clause (b) of Section 8.5 until the total of all Damages with respect thereto exceeds $500,000 and then only to the extent that such Damages exceed such sum. However, this Section shall not apply to (i) any intentional misrepresentation or breach of warranty of which Buyer had knowledge, (ii) any intentional failure to perform or comply with any agreement in this Agreement, or (iii) any obligation of Buyer to indemnify Maxco with respect to the Maxco Guaranties pursuant to Section 8.5, and Buyer shall be liable for all Damages with respect thereto.

     SECTION 8.8. PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS. Promptly after receipt by an indemnified party under Section 8.3, Section 8.5 or, to the extent provided in the second to last sentence of Section 8.4, Section 8.4, of notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such Proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish (unless
(i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representations would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect thereto), to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs incurred with respect to third parties in connection with such investigation during the period for the time prior to the assumption of the matter by the indemnifying party. If an indemnifying party assumes the defense of such a Proceeding, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and it does not, within fifteen (15) days after the indemnified party's notice is given, give notice to the indemnified party of its election or assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party shall not be bound by any determination of a Proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

     SECTION 8.9. RIGHT OF SET-OFF. Upon notice to Maxco specifying in reasonable detail the basis therefor, Buyer may set off, against amounts otherwise payable to Maxco under the Non-Competition Agreement, the amount of any Damages to which Buyer may be entitled under this Article VIII, the basis of which is reasonably established and the amount of which has been actually incurred by Buyer or is otherwise reasonably ascertainable. Neither the exercise of nor the failure to exercise such right to give notice of a claim of set-off shall constitute an election of remedies nor limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

                                   ARTICLE IX

                         ALTERNATIVE DISPUTE RESOLUTION

     SECTION 9.1. RESOLUTION OF DISPUTES AND ARBITRATION. (a) In the event of a dispute between or among the parties to this Agreement, the disputing parties agree to attempt in good faith to resolve any such dispute promptly by negotiations between senior executives of the disputing parties who have authority to settle the dispute and, preferably, who do not have direct involvement in the facts or circumstances of the dispute. If the dispute has not been resolved by agreement among the disputing parties within sixty (60) days after written notice of the dispute was given, any party to the dispute shall have the right to submit the dispute for arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules") by a single arbitrator. The AAA Rules are incorporated by reference into this provision. The arbitrator shall be chosen in accordance with the AAA Rules. The arbitration shall be conducted in South Bend, Indiana. Any award of the arbitrator may be enforced by a court of competent jurisdiction. In deciding the dispute, the arbitrator shall not be empowered under any circumstances to award consequential, punitive or treble damages, whether common law or statutory in source. The arbitrator's award shall include a determination of all the questions submitted to him or her, the decision of which is necessary in order to determine the controversy.

     (b) Except for litigation brought in the United States District Courts for the Northern or Southern Districts of Indiana to avoid irreparable harm prior to the decision of the arbitrator, and except for litigation to enforce the arbitrator's award or this agreement to arbitrate, the parties agree not to commence litigation or other proceedings in any court or before any governmental agency to resolve any dispute under under this Agreement or between or among them.

                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.1. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     SECTION 10.2. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without reference to the choice of law principles thereof.

     SECTION 10.3. ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto, and the Confidentiality Covenant, contain the entire agreement between the parties and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to therein or herein.

     SECTION 10.4. EXPENSES. Except as otherwise set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid (a) by Maxco, if incurred by or on behalf of Maxco, Maxco Affiliates or the Consolidated Companies, (b) by Buyer, if incurred by Buyer. If this Agreement is validly terminated by Buyer in accordance with the provisions of Section 7.1(f), Maxco shall promptly pay to Buyer upon demand, in cash, an amount equal to the lesser of: (i) $3,000,000, or (ii) the sum of (A) all reasonable documented out-of-pocket expenses and fees incurred by Buyer and its affiliates in negotiating, preparing, executing and performing this Agreement and in preparing for the Stock Purchase, Plus (B) $2,000,000.

     SECTION 10.5. NOTICES. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, to the appropriate address as set forth below. Notice to Maxco or any Maxco Affiliate shall be addressed to:
                       Max A. Coon, Chairman, President and CEO
                       Maxco, Inc.
                       1118 Centennial Way
                       Lansing, Michigan 48917

                       with a copy to:

                       J. Michael Warren, Esquire
                       Warren, Price, Cameron, Faust & Asciutto, P.C. 2161 Commons Parkway
                       Okemos, Michigan 48864

or at such other address and to the attention of such other person as Maxco may designate by written notice to Buyer. Notices to Buyer or LDI or (after Closing) to the Consolidated Companies shall be addressed to:

                       Andre B. Lacy, President, Chairman and CEO
                       Lacy Distribution, Inc.
                       251 N. Illinois Street, Suite 1800
                       Indianapolis, Indiana 46204

                       with a copy to:

                       Robert H. Reynolds, Esq.
                       Barnes & Thornburg
                       1313 Merchants Bank Building
                       11 South Meridian Street
                       Indianapolis, Indiana 46204

or to such other address and to the attention of such other person as Buyer may designate by written notice to Maxco.

Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of facsimile transmission being deemed receipt of communication sent by telex, telecopy or other facsimile means); when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand delivered; when sent by express courier or delivery service; or when sent by certified or registered mail, return receipt requested.

     SECTION 10.6. SUCCESSORS AND ASSIGNS. The rights and obligations of any party to this Agreement shall not be assignable by such party on or prior to the Closing Date without the prior written consent of all other parties to this Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Nothing herein expressed or implied is intended to confer upon any person, other than to the parties hereto or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 10.7. HEADINGS. The headings in this Agreement are solely for convenience of reference and shall not affect is interpretation.

     SECTION 10.8. SEVERABLE. The provisions of this Agreement (its sections and paragraphs) are severable and the invalidity of any one or more provisions does not affect or limit the enforceability of the remaining provisions.

     SECTION 10.9. GENDER; NUMBER. Whenever in this Agreement any masculine, feminine or neuter pronoun is used, such pronouns shall also include the other genders whenever required by the context.

Whenever in this Agreement any singular noun or pronoun is used, such noun or pronoun shall also include the plural whenever required by the context.

     SECTION 10.10. PUBLIC ANNOUNCEMENT. Prior to Closing, neither Maxco nor Buyer shall make any announcement or issue any press release relating to this Agreement or the transactions contemplated hereby without the consent of the other party to this Agreement; provided, however, that without such consent, Maxco or Buyer may make any announcement, press release or filing, which counsel to Maxco or Buyer advises is reasonably required by law.

     SECTION 10.11. GUARANTY. LDI hereby unconditionally and irrevocably guarantees to Maxco the full and punctual payment, performance and discharge of all of Buyer's obligations hereunder and under each other agreement contemplated hereby. It is expressly understood and agreed that LDI has become a party to this Agreement solely for the purpose of guarantying the obligations of Buyer hereunder and under each other agreement contemplated hereby.

            (The balance of this page is intentionally left blank.)

     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day and year first above written.


                                         MAXCO, INC.



    Dated:   June 5, 1996                 By:/s/ Max Coon
    -------------------------             --------------------------------------
                                          Max Coon, Chairman, President and CEO
    ATTEST:


    By:/s/ Eric L. Cross
    -------------------------
    Eric L. Cross, Secretary


                                          LACY DISTRIBUTION, INC.


    Dated:                                By:/s/Andre B. Lacy
    -------------------------             --------------------------------------
                                          Andre B. Lacy, Chairman, President
                                          and CEO
    ATTEST:


    By:/s/ Robert H. Reynolds
    -------------------------
               ,Secretary
    -------------------------


                                          LDI, LTD.
                                          By:   LDI Management, Inc.
                                             Its Corporate General Partner



    Dated:                                By:/s/ Andre B. Lacy
    -------------------------             --------------------------------------
                                          Andre B. Lacy, Chairman, President
                                          and CEO

    ATTEST:


    By:/s/Robert H. Reynolds
       ----------------------
              ,Secretary
       ----------------------

                                                                       EXHIBIT A

                    REPRESENTATIONS AND WARRANTIES OF MAXCO

     SECTION 1.1.  INCORPORATION; AUTHORIZATION, ETC.

     (a) FinishMaster is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. Exhibit C sets forth, as to each subsidiary of FinishMaster ("Subsidiary"), its name, jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization. The Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Consolidated Companies (i) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted; and (ii) is duly qualified to do business as a foreign corporation, and, if applicable, in good standing, and, except for certain licenses to do business in certain cities in Maryland and Virginia as set forth on Schedule 1.1, is duly licensed, authorized or qualified to transact business in, each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified.

     (b) Maxco has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by Maxco of this Agreement and the consummation by Maxco of the transactions contemplated on its part hereby have been duly authorized and approved by all necessary action of its Board of Directors. No other corporate or shareholder proceedings on the part of Maxco or the Consolidated Companies are necessary to authorize the execution and delivery of this Agreement and the consummation by Maxco of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Maxco and is a legal, valid and binding agreement of Maxco, enforceable against Maxco in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

(c) Assuming that all Consents described in Section 1.3 of this Exhibit A have been obtained and all filings and obligations described in Section 1.3 have been made, the execution, delivery and performance of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon the Shares or upon any of the properties or assets of either of the Consolidated Companies under, any provision of (i) the Articles of Incorporation or By-Laws of either of the Consolidated Companies, (ii) any Contract applicable to either of the Consolidated Companies or by which either of them is bound, or (iii) any Order or Legal Requirement applicable to either of the Consolidated Companies or either of their respective properties or assets. Upon consummation of the Stock Purchase at the Closing, Buyer will acquire title to the Shares free arid clear of any Encumbrances or rights of any third parties.

     SECTION 1.2. CAPITALIZATION. The authorized capital stock of FinishMaster consists of (i) ten million (10,000,000) shares of common stock, no par value, of which six million (6,000,000) shares are issued and outstanding, and (ii) one million (1,000,000) shares of preferred stock, without par value, of which none are outstanding. Maxco owns beneficially and of record all four million forty-five thousand (4,045,000) of the Shares. The Shares (i) are validly issued, fully paid and nonassessable, and (ii) except for a lien held by Comerica Bank, which will be paid at Closing and said lien removed, are owned by Maxco free and clear of any Encumbrances or rights of any third parties. Except as set forth in the annual report on

Form 10-K of FinishMaster for the period ended March 31, 1996, there are no outstanding obligations, options, warrants or other rights of any kind to acquire, from Maxco, any Maxco Affiliate, or either of the Consolidated Companies, shares of capital stock of any class or other equity securities of either of the Consolidated Companies, or securities convertible into or exchangeable for such capital stock or other equity securities of either of the Consolidated Companies. Except for the Subsidiary, FinishMaster has no direct or indirect equity investment in any corporation, association, partnership, joint venture or other entity, and all of such investments are owned free and clear of any Encumbrances or rights of any third parties. All of the issued and outstanding shares of capital stock or other equity interests of the Subsidiary ("Subsidiary Shares") are validly issued, fully paid and nonassessable. The Subsidiary Shares are owned, directly or indirectly, by FinishMaster free and clear of any Encumbrances or rights of any third parties.

     SECTION 1.3. CONSENTS. No filing with any governmental body or Governmental Authorization is required by or with respect to either of the Consolidated Companies in connection with the execution and delivery of this Agreement by Maxco or is necessary for the consummation of the Stock Purchase, except for (i) in connection, or in compliance, with the provisions of the Antitrust Improvements Act, the Securities Act or the Exchange Act, (ii) such filings, Governmental Authorizations or Orders, if any, as may be required to exempt FinishMaster and the Stock Purchase from the applicability of the Takeover Statutes, (iii) such filings as may be required in connection with applicable requirements, if any, of state securities laws ("Blue Sky Laws") and the Nasdaq Stock Market, and (iv) such other Consents, Orders and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on FinishMaster or prevent the consummation of the Stock Purchase.

     SECTION 1.4. SECURITIES DOCUMENTS AND OTHER REPORTS. FinishMaster has filed all required documents with the SEC and with appropriate state securities law authorities
since February 24, 1994 (the "Securities Documents").  As of    their respective
dates, the Securities Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, or applicable Blue Sky Laws, as the case may be, and, at the respective times they were filed, none of the Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Maxco has delivered to Buyer a correct and complete copy of each Securities Document (together with all exhibits and schedules thereto and as amended to date). The consolidated financial statements (including, in each case, any notes thereto) of the Consolidated Companies included in the Securities Documents (or incorporated therein by reference) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), fairly presented in all material respects the consolidated financial condition of the Consolidated Companies as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein), were correct and complete in all material respects, and were consistent with the books and records of the Consolidated Companies. Except as disclosed in the Securities Documents or as required by generally accepted accounting principles, FinishMaster has not, since February 24, 1994, made any material change in the accounting practices or policies applied in the preparation of financial statements.

     SECTION 1.5. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Securities Documents filed with the SEC prior to the date of the final signing of this Agreement, since March 31, 1996 and in Schedule 1.5, (a) the Consolidated Companies have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on FinishMaster, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (b) the Consolidated Companies have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (not covered by insurance) that has had a Material Adverse Effect on the either of the Consolidated Companies; (c) there has been no material change in the consolidated indebtedness of the Consolidated Companies, and no dividend or distribution of any kind declared, paid or made by FinishMaster on any class of its stock; and (d) there has been no event causing a Material Adverse Effect on the business, financial condition, operations, results of operations or future prospects of the Consolidated Companies, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

     SECTION 1.6. CONSENTS AND COMPLIANCE. Each of the Consolidated Companies is in possession of all Consents necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted, and, as of the date of this Agreement, no suspension or cancellation of any of such Consents is pending or threatened. Neither of the Consolidated Companies is in violation of (A) its Articles of Incorporation, By-Laws or other organizational documents, (B) to the best of Maxco's knowledge, any applicable Legal Requirement, or (C) any Order of any governmental body having jurisdiction over it.

Except as disclosed in the Securities Documents filed prior to the date of this Agreement or as set forth on Schedule 1.6 hereto, as of the date hereof, there is no Contract entered into on or after March 31, 1995, having a term extending beyond December 31, 1996 and involving expenditures or sales by the Consolidated Companies equal to or greater than $100,000 per year that is material to the business, financial condition or results of operations of the Consolidated Companies, taken as a whole. Except as set forth in the Securities Documents, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Maxco of the transactions contemplated by this Agreement, will exist under any Contract to which either of the Consolidated Companies is a party or by which either of them is bound or to which any of the properties, assets or operations of the Consolidated Companies is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on FinishMaster.

     SECTION 1.7. TAX MATTERS. The Consolidated Companies have filed all Tax Returns required to have been filed (or extensions have been duly obtained) and have paid all Taxes required to have been paid by them, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on FinishMaster.

     SECTION 1.8. ACTIONS AND PROCEEDINGS. Except as set forth in the Securities Documents, there are no outstanding Orders against or involving either of the Consolidated Companies, or against or involving any of the present or former directors, officers, employees, consultants, agents or shareholders of either of the Consolidated Companies, as such, any of their properties, assets or business, or any Employee Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on FinishMaster. Except as set forth in the Securities Documents or as otherwise disclosed in Schedule 1.8, as of the date of this Agreement, there are no Proceedings pending or, to Maxco's knowledge, threatened against or involving either of the Consolidated Companies or any of its or their present or former directors, officers, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business, or any Employee Plan that, individually or in the aggregate, would have a Material Adverse Effect. As of the date hereof, there are no Proceedings pending or, to Maxco's knowledge, threatened against or affecting either of the Consolidated Companies or any of its or their present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business relating to the Stock Purchase.

     SECTION 1.9. CERTAIN AGREEMENTS. Except as set forth in the Securities Documents and the Most Recent Financial Statements, as of the final signing of this Agreement, none of the Consolidated Companies is a party to any oral or written Employee Plan or Contract relating to rights to acquire shares of FinishMaster, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Stock Purchase. Neither of the Consolidated Companies is a party to any termination benefits agreement or severance agreement or employment agreement, one trigger of which would be the consummation of Stock Purchase. Except as set forth in Schedule 1.9, neither of the Consolidated Companies is a party to any employment agreement or arrangement with (i) any officer of the Consolidated Companies or (ii) any employee of the Consolidated Companies whose annual compensation is equal to or greater than $60,000 per year.

     SECTION 1.10. EMPLOYEE BENEFIT PLANS. (a) All pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance, employee welfare benefit plans (as defined in ERISA), employee pension benefit plans (as defined in ERISA) and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained by or contributed to by either of the Consolidated Companies in respect of any of the present or former directors,
officers, other employees and/or consultants of or      to either of the
Consolidated Companies, or in which any of such directors, officers, employees or consultants participates (each an "Employee Plan") have been maintained and operated substantially in accordance with both their terms and with the requirements of all applicable statutes, orders, rules and regulations, including without limitation ERISA and the Code. All contributions required to be made to Employee Plans have been made. Maxco has furnished Buyer with the following documents with respect to each Employee Plan: (i) a true and complete copy of all written documents comprising each such Employee Plan (including but not limited to amendments, insurance contracts, and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Employee Plan; (ii) the most recent Form 5500 (or such other applicable Form 5500), including all schedules thereto, if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any.

     (b) With respect to each of the Employee Plans which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"), to the best of Maxco's knowledge: (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and, to the best of Maxco's knowledge, such determination letter may still be relied upon, and each related trust is exempt from Taxation under Section 501 (a) of the Code; provided, however, that no such determination letter has been received in response to pending requests made under the Tax Reform Act of 1986; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date, exceed the value of the assets of the Pension Plan allocable to such vested or accrued benefits; (iii) there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or either of the Consolidated Companies, to any Tax or penalty; (iv) no Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA, which would require the filing of a notice with the Pension Benefit Guaranty Corporation ("PBGC"); (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), and (vi) no Consolidated Company has incurred any liability to the PBGC that has not been satisfied, other than liability for premiums. With respect to each Pension Plan that is referred to in Section 413(c) of the Code (a "Multiple Employer Pension Plan"): (i) none of the Consolidated Companies would have any liability or obligation to post a bond under Section 4063 of ERISA if either of the Consolidated Companies were to withdraw from such Multiple Employer Pension Plan; and (ii) none of the Consolidated Companies would have any liability under Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate.

        (c) No Consolidated Company has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except obligations to James White or as required by Section 4980B of the Internal Revenue Code.

        (d) With respect to each Pension Plan, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Pension Plan, all contributions for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been (or as of the Closing Date will be) accrued on the books and records of the Consolidated Companies. With respect to all other Employee Plans, all premiums and other payments which are due have been paid.


        (e) Neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation any severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of either of the Consolidated Companies from any of such entities, (ii) increase any benefit otherwise payable under any of the Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit.

        (f) To the best knowledge of Maxco, no Consolidated Company has any current liability, jointly or otherwise, for any withdrawal liability under Title IV of ERISA for a complete or partial withdrawal from any Multiemployer Plan as defined in Section 3(37) of ERISA by any member of a controlled group of employees (as used in ERISA) or which either of the Consolidated Companies is or was a member, which liability has not been fully paid as of the date hereof.

     (g) To the best knowledge of Maxco, any trust exempt from federal income Taxation as a Voluntary Employees' Beneficiary Association described in Section 501(c)(9) of the Code (a "VEBA") has qualified at all times and continues to qualify for exemption from Taxation under Section 501(a) of the Code and at no time have the deduction limitations described in Section 419 or Section 419A of the Code been exceeded with respect to the VEBA.

     SECTION 1.11. CONTINUED COMPLIANCE. With respect to the properties, assets and operations of the Consolidated Companies, including any previously owned, leased or operated properties, assets or operations, to the best of Maxco's knowledge, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of either of the Consolidated Companies that may interfere with or prevent compliance or continued compliance in all material respects with applicable Legal Requirements, including without limitation all Environmental Laws and consumer credit laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect.

        SECTION 1.12. NO UNDISCLOSED LIABILITIES. To the best of Maxco's knowledge, neither of the Consolidated Companies has any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or become due), including without limitation any liability for Taxes, except for (i) liabilities fully reflected or reserved against on the face of the Most Recent Balance Sheet, (ii) liabilities which have arisen after the most recent fiscal quarter end of FinishMaster in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of Contract, breach of warranty, tort, infringement or violation of any Legal Requirement) and an obligation to James White described in Schedule 1.12.

     SECTION 1.13. LABOR MATTERS. Neither of the Consolidated Companies is a party to any collective bargaining agreement or labor contract. To the best of Maxco's knowledge, neither of the Consolidated Companies has engaged in any unfair labor practice with respect to any FinishMaster Personnel. There is no Proceeding involving an unfair labor practice, complaint or grievance against either of the Consolidated Companies by the National Labor Relations Board, or any comparable state agency, pending or threatened in writing with respect to any FinishMaster Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to Maxco's knowledge, threatened against or affecting either of the Consolidated Companies which may interfere with the respective business activities of either of the Consolidated

Companies.

     SECTION 1.14. INTELLECTUAL PROPERTY. The Consolidated Companies have all patents, trademarks, trade names, service marks, trade secrets, copyrights, and other proprietary intellectual property rights (collectively, the "Intellectual Property Rights") as are necessary in connection with the business of the Consolidated Companies, taken as a whole. To the best knowledge of Maxco, none of the Consolidated Companies has infringed any Intellectual Property Rights of any third party.

     SECTION 1.15. ENVIRONMENTAL MATTERS.

     (a) (i) The Consolidated Companies are, and at all times prior to the date hereof have been, in full compliance with all, and have not been and are not in violation of or liable under any, Environmental Laws applicable to them or to the ownership or operation of their assets or the operation of their business, except to the extent any such violations or liabilities do not, individually or in the aggregate, constitute a Material Environmental Event, and (ii) Maxco has no knowledge of or any basis to expect, nor has either of the Consolidated Companies or any Person for whose conduct either of the Consolidated Companies is responsible, received, any order, notice or other communication from (x) any governmental body, including but not limited to those administering or enforcing any Environmental Law, except as set forth in Schedule 1.15(a), or
(y) the owner of any real property or other facility, of any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any environmental, health or safety liabilities with respect to any properties or assets (real, personal or mixed, tangible or intangible) in which either of the Consolidated Companies has or had an interest, or with respect to any property or facility in which the either of the Consolidated Companies has or had an interest and to which or in which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

        (b) All Consents required under any Environmental Law to lawfully own, operate, use and maintain the assets and properties of the Consolidated Companies and to conduct their business have been obtained, except where the failure to obtain such Consents does not, individually or in the aggregate, constitute a Material Environmental Event. The Consolidated Companies have, at all times prior to Closing, maintained their assets and properties and conducted their business in full compliance with the terms and conditions of all Consents issued at any time prior to the Closing by any governmental body and required under any Environmental Law for the Consolidated Companies to lawfully own, operate, use and maintain their respective properties and assets and to conduct their respective businesses, and all required filings and all required applications with respect to or for renewal thereof have been timely made and filed, except where the failure to comply with such Consents or to make such filings does not, individually or in the aggregate, constitute a Material Environmental Event. All such Consents are in full force and effect and there are no Proceedings pending or threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

     (c) Neither of the Consolidated Companies, and no Person for whose conduct either of the Consolidated Companies is responsible, has any environmental, health or safety liabilities with respect to the assets and properties of the Consolidated Companies or, with respect to any other properties or assets (real, personal or mixed, tangible or intangible) in which Maxco or either of the Consolidated Companies (or any predecessor) has or had an interest, except for such liabilities which do not, individually or in the aggregate, constitute a Material Environmental Event.

     (d) Except for inventory purchased for resale by the Consolidated Companies in the ordinary course of their business, (i) there are no Hazardous Materials on or in the facilities of the Consolidated Companies; and (ii) none of Maxco or the Consolidated Companies, and no Person for whose conduct either of the Consolidated Companies is responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, imported, used or processed any Hazardous Materials.

        (e) There has been no release or threat of release of any Hazardous Materials at or from the facilities of the Consolidated Companies, whether by Maxco or the Consolidated Companies or by any Person for whose conduct either of the Consolidated Companies is responsible, during the period of ownership or operation by the Consolidated Companies, except for such releases or threat of releases that do not, individually or in the aggregate, constitute a Material Environmental Event (it being understood that, for purposes of this Agreement, the "release" of Hazardous Materials shall not include (i) the handling, sale or delivery to customers of paints, thinners, solvents, sandpaper and other products which may contain Hazardous Materials, provided that such products are handled, sold or delivered in the ordinary course of business, or (ii) the disposal of: (x) waste generated as a process of mixing paints or (y) empty paint cans, provided that such waste and cans are disposed of in the ordinary course of business and in compliance with all Environmental Laws).

     (f) There are no Encumbrances resulting from any environmental, health or safety liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities of the Consolidated Companies or any other properties or assets (real, personal or mixed, tangible or intangible) in which the Consolidated Companies have an interest.

     SECTION 1.16. STATE TAKEOVER STATUTES. As of the date hereof, the Board of Directors of FinishMaster has taken all necessary actions so that the provisions of the Takeover Laws are not applicable to FinishMaster and the Stock Purchase. As of the date hereof, no other state takeover statutes, including without limitation, any control share acquisition act or business combination act, are applicable to the Stock Purchase.

     SECTION 1.17. INVESTMENT COMPANY STATUS. Maxco is not an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

     SECTION 1.18. BROKERS, FINDERS, ETC. Maxco has not employed, and is not subject to any claim of, any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Buyer or either of the Consolidated Companies upon the consummation of the transactions contemplated hereby, except for W.Y. Campbell & Company, for whose fees Maxco will indemnify Buyer.

     SECTION 1.19. TITLE TO ASSETS. The Consolidated Companies have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for (i) the properties and assets subject to Encumbrances as disclosed on Schedule 1.19, and (ii) properties and assets disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet consistent with the past practice of the Consolidated Companies.

     SECTION 1.20. COMPENSATION. Schedule 1.20 contains a current list setting forth the compensation of all directors and officers of the Consolidated Companies and all employees of the Consolidated Companies whose annual compensation is equal to or greater than $60,000 per year, including without limitation any awards or grants of bonuses or stock options, paid or payable in each of fiscal years 1995 and 1996.

     SECTION 1.21. DISCLOSURE. The representations and warranties contained in this Exhibit A do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Exhibit A not misleading.

              (The balance of this page intentionally left blank.)

                                                                       EXHIBIT B

                REPRESENTATIONS AND WARRANTIES OF BUYER AND LDI

     SECTION 1.1. ORGANIZATION AND AUTHORIZATION OF BUYER. Buyer (i) is a corporation duly incorporated and validly existing under the laws of the State of Indiana, (ii) has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as it is now being conducted and (iii) is duly authorized by all necessary corporate action to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement.

     SECTION 1.2. ENFORCEABILITY OF AGREEMENT. This Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

     SECTION 1.3. CONSENTS; NO VIOLATION. No filing with any governmental body or Governmental Authorization is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or is necessary for the consummation of the Stock Purchase, except for (i) in connection, or in compliance, with the provisions of the Antitrust Improvements Act, and (ii) such other Consents, Orders and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or prevent the consummation of the Stock Purchase.


     SECTION 1.4. BROKERS, FINDERS, ETC. Neither Buyer nor any of its affiliates has employed any
                                     -53-
broker, finder, consultant or other intermediary in connection with the
transactions contemplated by this Agreement who might be        entitled to a
fee or commission from Maxco or any Maxco Affiliate upon the consummation of the transactions contemplated hereby, except Smith Barney, for whose fees Buyer will indemnify Maxco.

     SECTION 1.5. INVESTMENT PURPOSES. Buyer is purchasing the Shares for investment purposes only, for its own account, and not with a view toward further sale or distribution thereof within the meaning of the Securities Act. Buyer is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act. Buyer has been given the opportunity to ask questions of, and receive answers from, the officers and personnel of the Consolidated Companies concerning the condition, financial or otherwise, of the business of the Consolidated Companies, and to obtain any information it deemed necessary to verify the accuracy of, or better understand, the information furnished to it by the officers and personnel of the Consolidated Companies.

     SECTION 1.6. ORGANIZATION AND AUTHORIZATION OF LDI. LDI (i) is a limited partnership duly organized and validly existing under the laws of the State of Indiana, (ii) has all requisite power and authority to own, lease and operate its property and assets and to carry on its business as it is now being conducted and (iii) is duly authorized by all necessary corporate action to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement.

     SECTION 1.7. ENFORCEABILITY OF AGREEMENT. This Agreement is a legal, valid and binding agreement of LDI, enforceable against LDI in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

     SECTION 1.8. CONSENTS; NO VIOLATION. No filing with any governmental body or Governmental Authorization is required by or with respect to LDI in connection with the execution and delivery of this Agreement by LDI or is necessary for the consummation of the Stock Purchase, except for (i) in connection, or in compliance, with the provisions of the Antitrust Improvements Act, and (ii) such other Consents, Orders and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on LDI or prevent the consummation of the Stock Purchase.

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                                     -55-

                                                                       EXHIBIT C

                            FINISHMASTER SUBSIDIARY

                          Refinishers Warehouse, Inc.

                             A Michigan Corporation

                             Capitalization $50,000

                                                                       EXHIBIT D
                            COVENANT NOT TO COMPETE

     This Covenant Not to Compete (the "Covenant"), effective July___, 1996, is made and entered into by and among Lacy Distribution, Inc., an Indiana corporation with its principal place of business in Indianapolis, Indiana ("Buyer"), on the one hand, and each of Maxco, Inc. ("Maxco"), a Michigan corporation with its principal place of business in Lansing, Michigan, Max A. Coon ("Mr. Coon"), Eric L. Cross ("Mr. Cross"), Richard G. Johns ("Mr. Johns") and Vincent Shunsky ("Mr. Shunsky") (jointly, the "Non-Competition Parties"), on the other hand.

     WHEREAS, Maxco owns 4,045,000 shares of Common Stock of FinishMaster, Inc. ("FinishMaster"), which shares gave it a controlling interest in FinishMaster; and

     WHEREAS, FinishMaster controls a consolidated subsidiary, Refinishers Warehouse, Inc., (together with FinishMaster, the "Consolidated Companies"); and

     WHEREAS, the Consolidated Companies are engaged, inter alia, in the wholesale and retail distribution of automotive paints, coatings and paint-related accessories for use in the paint and body after-market; and

     WHEREAS, Mr. Coon has been President and Chairman of the Board of Directors of Maxco since 1969, and has been Chairman of the Board of Directors of FinishMaster since 1993; and

     WHEREAS, Mr. Cross has been Maxco's Executive Vice President since 1983 and has been FinishMaster's Secretary and a member of the Board of Director of FinishMaster since 1993; and

     WHEREAS, Mr. Johns has been Vice President and a member of the Board of Directors of Maxco since 1990, and has been a member of the Board of Directors of FinishMaster since 1993; and

     WHEREAS, Mr. Shunsky has been a member of the Board of Directors of Maxco since 1983, Vice President-Finance of Maxco since 1984, Treasurer of FinishMaster since 1979, and member of the Board of Directors of FinishMaster since 1990; and

     WHEREAS, the Non-Competition Parties, jointly and individually, possess trade secret information of the Consolidated Companies and have created goodwill between the Consolidated Companies and their suppliers and customers, which trade secrets and goodwill are the property of the Consolidated Companies; and

     WHEREAS, Buyer and Maxco have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement') whereby Buyer has agreed to purchase all 4,045,000 shares of Common Stock of FinishMaster which are owned by Maxco (the "Transaction"); and

     WHEREAS, the execution and receipt of the covenants not to compete contained herein is a condition precedent to consummation of the Transaction and is an integral and valuable part of the consideration bargained for by Buyer in respect of the Transaction and is necessary to protect the value of the business of the Consolidated Companies.


     NOW, THEREFORE, in consideration of the premises, the Non-Competition Parties agree as follows:

     1. Beginning this date (the "Closing Date") and for a period of five (5) years, to and including July ___, 2001, Maxco will not, directly or indirectly, through its officers, directors, employees or agents:

            (a) Compete with the Consolidated Companies in the following territories:

                 (i)  the United States of America;

                 (ii) the States of Indiana, Michigan, Illinois, California, Delaware, Florida, Maryland, New Jersey, Ohio, Oklahoma, Pennsylvania, Texas, Virginia or Wisconsin; and

                 (iii) an area within 100 miles of the location of any location at which the Consolidated Companies currently do business as of the date hereof.

            (b) Engage in, or acquire any interest in, or advise, any business that sells or distributes automotive paint or other products which are similar to or which compete with the products sold by the Consolidated Companies, which business operates, in whole or in part, in the following territories:

                 (i)  the United States of America;

                 (ii) within the States of Indiana, Michigan, Illinois, California, Delaware, Florida, Maryland, New Jersey, Ohio, Oklahoma, Pennsylvania, Texas, Virginia or Wisconsin; and

                 (iii) an area within 100 miles of the location of any location at which the Consolidated Companies currently do business as of the date hereof.

            (c) Solicit the business of, sell to or offer to sell to any individual or entity which was a customer of either of the Consolidated Companies on the Closing Date any automotive paint or other products which are similar to or which compete with the products sold by the Consolidated Companies;

            (d) Hire, employ or endeavor to employ any person who was, on the Closing Date or within six (6) months prior to the Closing Date, an employee of the Consolidated Companies, unless that employee received pay from either of the Consolidated Companies of no more than $30,000 in calendar year 1995; or

            (e) Request, encourage or cause any person, firm, partnership, association, corporation or business entity to withdraw, curtail or cancel a business relationship with either of the Consolidated Companies.

     2. Beginning on the Closing Date and for a period of five (5) years, to and including July ___, 2001, Mr. Coon, Mr. Cross, Mr. Johns, and Mr. Shunsky will not, directly or indirectly, individually or as a group:

            (a) Compete with the Consolidated Companies in the following territories:

                 (i)  the United States of America;

                 (ii) the States of Indiana, Michigan, Illinois, California, Delaware, Florida, Maryland, New Jersey, Ohio, Oklahoma, Pennsylvania, Texas, Virginia or Wisconsin; and

                 (iii) an area within 100 miles of the location of any location at which the Consolidated Companies currently do business as of the date hereof.

            (b) Engage in, or acquire any interest in, or advise, any business that sells or distributes automotive paint or other products which are similar to or which compete with the products sold by the Consolidated Companies, which business operates, in whole or in part, in the following territories:

                 (i)  the United States of America;

                 (ii) the States of Indiana, Michigan, Illinois, California, Delaware, Florida, Maryland, New Jersey, Ohio, Oklahoma, Pennsylvania, Texas, Virginia or Wisconsin; and

                 (iii) an area within 100 miles of the location of any store at which the Consolidated Companies currently do business as of the date hereof.

            (c) Solicit the business of, sell to or offer to sell to any individual or entity which was a customer of either of the Consolidated Companies on the Closing Date any automotive paint or other products which are similar to or which compete with the products sold by the

            Consolidated Companies;

            (d) Hire, employ or endeavor to employ any person who was, on the Closing Date or within six (6) months prior to the Closing Date, an employee of the Consolidated Companies, unless that employee received pay from either of the Consolidated Companies of no more than $30,000 in calendar year 1995; or

            (e) Request, encourage or cause any person, firm, partnership, association, corporation or business entity to withdraw, curtail or cancel a business relationship with either of the Consolidated Companies.

        3. Notwithstanding Paragraphs 1 and 2, each Non-Competition Party may, individually, own or acquire up to five percent (5%) of the stock of any public company that competes with the Consolidated Companies without violating Paragraphs 1 or 2 of this Covenant.

        4. The Non-Competing Parties each agree that the restrictions contained in this Covenant are fair and reasonable and are reasonably required for the protection of Buyer and the Consolidated Companies. To this extent, any portion of this Covenant, or any portion of any provision of this Covenant, is held to be invalid or unenforceable, it shall be deleted and the remainder of the provisions or provisions of this Covenant shall be unaffected and shall continue in full force and effect.

        5. The Non-Competing Parties each agree that any violation of this Covenant will cause Buyer and the Consolidated Companies irreparable harm which cannot adequately be compensated by an award of money damages. As a result, the Non-Competing Parties each agree that, in addition to any other remedy which Buyer may have, a violation of this Covenant may be restrained by issuance of an injunction by any court of competent jurisdiction. The Non-Competing Parties each further agree to accept service of process by first class or certified United States mail.

     6. As consideration for the covenants contained herein, the Buyer hereby agrees to pay the Non-Competition Parties an aggregate of $16,500,000, of which amount (i) $12,000,000 is to be paid to Maxco on the Closing Date by wire transfer or other immediately available funds, and (ii) $4,500,000 is to be paid to the Non-Competition Parties by wire transfer or other immediately available funds in five annual installments of $900,000 commencing on July ____, 1997 and on each of the following July ____ to and including July ____, 2001, with each such annual installment to be allocated among the Non-Competition Parties as follows: (A) $20,000.00 of each annual installment is to be paid to each Non-Competition Party who is an individual and (B) the balance of each annual installment is to be paid to Maxco (collectively, the "Covenant Consideration").

     7. The Non-Competing Parties each agree that if one or more of the Non-Competing Parties violates this Covenant, Buyer is thereafter released from paying any unpaid installments of the Covenant Consideration. If Buyer chooses not to pay these further installments, none of the Non-Competing Parties are released from their obligations under this Covenant, regardless of whether those Non-Competing Parties violated the Covenant. Moreover, Buyer's choice not to pay these further installments will not prejudice any other rights which Buyer may have upon violation of this Covenant, including pursuit of the injunctive relief identified in Paragraph 5.

     8. Upon notice to Maxco specifying in reasonable detail the basis therefor, Buyer may set off, against amounts otherwise payable to Maxco under this Non-Competition Agreement, the amount of any Damages to which Buyer may be entitled under Article VIII of the Stock Purchase Agreement, the basis of which is reasonably established and the amount of which has been actually incurred by Buyer or is otherwise reasonably ascertainable. Neither the exercise of nor the failure to exercise such right to give notice of a claim of set-off shall constitute an election of remedies nor limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

     9. The Non-Competing Parties each agree that this Covenant may be assigned by Buyer to any person, firm or corporation acquiring all or substantially all of the Common Stock of FinishMaster transferred to Buyer by Maxco, and shall be effective as between the Non-Competing Parties and that assignee with respect to all rights and duties under this Covenant.

     10. The parties agree that this Covenant supersedes any previous agreement, oral or written, concerning the subject matter of this Covenant.

     11. The Non-Competing Parties each agree that this Covenant will become effective when executed by Buyer at its principal place of business in Indianapolis, Indiana. The laws of the State of Indiana, excluding its conflicts of laws rules which may redirect the adjudication of disputes to another jurisdiction, will govern the interpretation, validity and effect of this Covenant. Venue of any disputes arising hereunder shall be in Marion County, Indiana.

     12. The Non-Competing Parties each agree that, in the event of any proceeding arising out of or related to this Covenant is brought by Buyer, and Buyer is the prevailing party in that proceeding (whether or not the proceeding is prosecuted to judgment), Buyer shall be entitled to recover from the Non-Competing Parties which were sued all of its costs and expenses incurred in connection with such proceeding, including court costs and reasonable attorneys fees.

Acknowledged and Agreed, this ____ day of July, 1996.


                                           LACY DISTRIBUTION, INC.


                                           By:
                                               --------------------------
                                           Its:
                                               --------------------------

                                           MAXCO, INC.


                                           By:
                                               --------------------------
                                           Its:
                                               --------------------------


                                           ------------------------------
                                                       Max A. Coon


                                           ------------------------------
                                                      Eric L. Cross


                                           ------------------------------
                                                     Richard G. Johns



                                           ------------------------------
                                                      Vincent Shunsky